Exhibit 10.2

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Information that has been omitted from the exhibit are indicated with brackets.

Execution Version

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SECURED CONVERTIBLE PROMISSORY NOTE

Five-Hundred-Thousand Dollars ($500,000)	January 31, 2025 California, United States

For value received, [***], a California corporation (the “Company”), promises to pay to Blum Management Holdings, Inc. (including its permitted assigns and successors, the “Holder”), the principal sum of Five-Hundred-Thousand Dollars ($500,000). Interest shall accrue from the date of this Secured Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to 8% per annum, computed as simple interest on the basis of a year of 365 days (the “Interest Rate”). This Note is subject to the following terms and conditions.

1.        Basic Terms.

(a)        Maturity. While this Note is outstanding, principal and any accrued but unpaid interest under this Note shall be due and payable (subject to Section 2(b)) upon demand of the Holder at any time on or after March 31, 2025 (the “Maturity Date”). Subject to Section 2 and 3 below, interest shall accrue on this Note and shall be due and payable with each installment of principal.

(b)        Event of Default. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon (collectively, the principal and such interest, the “Purchase Amount”), shall become immediately due and payable (each such event, an “Event of Default”):

(i)       upon demand of the Holder, in the event of any of the following: (1) failure to pay any accrued but unpaid interest or principal under the Note when due and payable; (2) any material breach by the Company of the terms (including the representations and warranties) of this Note or the Security Agreement (as defined below) and the failure to cure such material breach within 30 days of the receipt of written notice of such breach from the Holder if such breach is capable of cure; (3) any default by the Company under any other material indebtedness and the failure to cure such default within 10 days of the receipt of written notice of the default; (4) the liquidation, winding up or dissolution of the Company; or (5) any material breach by the Company of the Affirmative Covenants; or

(ii)      automatically, in the event of the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy code or the continuation of such petition without dismissal for a period of 60 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company, or the Company makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due.

For purposes herein, “Affirmative Covenants” shall include the following:

a. Expense Reduction; Payroll, Payroll-Associated Expenses, and Employee Benefits (collectively “Payroll Expenses”):

o	By March 2025 the Company shall reduce Payroll Expenses to 20% of monthly revenue.
o	By June 2025 the Company shall reduce Payroll Expenses to 17% of monthly revenue..
o	By September 2025 the Company shall reduce Payroll Expenses to 15% of monthly revenue.
o	By November 2025 the Company shall reduce Payroll Expenses to 13% of monthly revenue.

b. Expense Reduction; Professional and Consulting Fees (“Professional and Consulting Fees”):

o	By March 2025 Professional and Consulting Fees of the Company shall not to exceed 1% of monthly revenue.
o	By June 2025 the Company shall reduce Professional and Consulting Fees to 0.7% of monthly revenue.

c. Expense Reduction; Contracted Labor (“Contracted Labor”):

o	By March 2025 Contracted Labor expenses of the Company shall not exceed 4% of monthly revenue.
o	By June 2025 the Company shall reduce Contract Labor expenses to 3% of monthly revenue.

d. Expense Reduction; Total Labor Costs:

o	Total combined labor costs (payroll, payroll-associated expenses, employee benefits, and contracted labor) must not exceed:

■	24% of monthly revenue by March 2025.
■	20% of monthly revenue by June 2025.
■	18% of monthly revenue by September 2025.
■	16% of monthly revenue by November 2025.

e. Positive EBITDA and Net Income:

o	By March 2025, the Company shall achieve a positive EBITDA and October 2025, achieve a net income through the outlined cost management and operational efficiency measures.

Upon the occurrence of any Event of Default as set forth in this Section 1(b), the Interest Rate shall automatically adjust as of the date of such Event of Default, through and until the cure of such Event of Default or otherwise payment in full of the Purchase Amount, at the rate equal to 10% per annum, computed as simple interest on the basis of a year of 365 days.

(c)        Securities. The Note and the equity securities issuable upon conversion thereof are collectively referred to herein as the “Securities.”

(d)        Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to costs and expenses under Section 7, if any, then to the accrued interest then due and payable, and the remainder shall be applied to principal. The Company may prepay this Note at any time with the written consent of the Holder, provided that the Company shall also pay all interest calculated to the Maturity Date, as well.

(e)        Security Interest. The indebtedness represented by this Note shall be secured by all assets of the Company in accordance with a UCC-1 financing statement pursuant to the Security Agreement.

2.        Conversion.

(a)        Conversion at Payee’s Election.  $500,000 of the unpaid principal under this Note, plus accrued interest and accelerated interest, is, at the Holder’s election, convertible at any time into the Class A and/or Class B shares of the Company based on a Company valuation of $2,000,000 subject to decrease pursuant to Performance-Based Tranche Reductions as defined in that certain Binding Letter of Intent dated of even date herewith.

(b)        Mechanics and Effect of Conversion.  Upon conversion of this Note pursuant to this Section, the Company will, at its own expense and as soon as practicable thereafter, issue and deliver to the Holder, at the address of the Holder most recently furnished in writing to the Company, a certificate or certificates or evidence of book entries in the records of the Company for the shares to which the Holder is entitled upon such conversion.

(c)        No Dilution or Impairment.  The Company covenants that it will not, by voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but it will at all times in good faith assist in carrying out all those terms and take all action necessary or appropriate or protect the rights of the Holder against dilution or other impairment.

3.        Mechanics and Effect of Conversion. In connection with any conversion of this Note, the Holder shall surrender this Note, duly endorsed, to the Company or any transfer agent of the Company, and shall deliver to the Company any other documentation reasonably required by the Company in connection with such conversion (including, in the event of a conversion of this Note into capital stock, the applicable transaction documents). The Company shall not be required to issue or deliver the capital stock or other property into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company such documentation. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

4.        Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or Security Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied first to costs and expenses under Section 7, if any, then to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

5.        Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all of the Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

6.        Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

7.        No Fractional Shares. Upon the conversion of a Note into Shadow Preferred Stock, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the holder of this Note cash equal to such fraction multiplied by the Conversion Price.

8.        Miscellaneous.

(a)        Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

(b)        Entire Agreement. This Note, the Security Agreement, and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)        Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without the Holder’s written consent, or (ii) reduce the rate of interest of this Note without the Holder’s written consent. Any amendment or waiver effected in accordance with this Section 9(c) shall be binding upon the Company, the Holder and each transferee of any Note.

(d)        Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Company may not assign its obligations under this Note without the written consent of the Holder. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e)        Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt shall be in writing, or (d) 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)        Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

THE COMPANY: [***] By: [***] By: Name: Title: Address: Email:

AGREED TO AND ACCEPTED:

THE HOLDER:

By:
Name:

Title:

Address:

Email: